Exhibit 10.36

CONFIDENTIAL	EXECUTION COPY

CONSULTING AGREEMENT

This Consulting Agreement (this “Agreement”) is entered into as of September 3, 2013 between Ingredion Incorporated, a Delaware corporation with its corporate offices at 5 Westbrook Corporate Center, Westchester, Illinois  60154 (the “Company”), and Julio dos Reis (the “Consultant”).

WHEREAS, the Consultant and the Company decided to mutually end their corporate relationship and Consultant’s employment with the Company’s subsidiary in Argentina, Ingredion Argentina S.A., effective on December 31, 2013.

WHEREAS, the Consultant has served as Senior Vice President and President, South America Ingredient Solutions, of the Company.

WHEREAS, the Company desires to continue to receive the benefit of the Consultant’s valuable knowledge and experience with the Company by retaining the Consultant to serve as a consultant to the Company.

WHEREAS, the Consultant desires to accept such position, upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein, the adequacy and sufficiency of which are hereby acknowledged, the Company and the Consultant hereby agree as follows:

1.                                      Mutual Separation Agreement.  Ingredion Argentina S.A. and the Consultant agree to enter into a mutual separation agreement on or before December 31, 2013; in order to end the employment and corporate relationship set forth above effective at the close of business on December 31, 2013.  Consistently, the Consultant contemporaneously will resign from his position with the Company as Senior Vice President and President, South America Ingredion Solutions, and, except as otherwise provided in this Agreement, from all other positions the Consultant holds as an officer or member of the board of directors of any of the Company’s subsidiaries or affiliates.  Nothing herein shall negate, alter or limit the terms of the Mutual Separation Agreement.

2.                                      Term of Agreement.  The Company hereby agrees to retain the Consultant as a consultant, and the Consultant hereby agrees to be retained by the Company, upon the terms and subject to the conditions hereof for the period commencing on January 1, 2014, (the “Effective Date”) and ending on December 31, 2016 (the “Consulting Period”).

3.                                      Consulting Services.  During the Consulting Period, the Consultant shall make himself available to serve in an advisory role with respect to the businesses conducted by the Company as requested by the Board of Directors or President and Chief Executive Officer of the Company.  All consulting services shall be provided by Consultant shall be performed in the South American region, including in Argentina, Brazil, Colombia, Chile, Peru and Uruguay, unless otherwise mutually agreed.

4.                                      Independent Contractor Status.  The Company and the Consultant acknowledge and agree that the Company shall not exercise general supervision or control over the time, place or manner in which the Consultant provides services hereunder, and that in performing services pursuant to this Agreement the Consultant shall be acting and shall act at all times as an independent contractor only and not as an employee, agent, partner or joint venturer of or with the Company or any entity for which the Company provides services.  Consultant shall not be entitled to any payments or benefits under the Company’s employee benefit plans.  The Consultant acknowledges that he is solely responsible for the payment of all Federal, state, local and foreign taxes that are required by applicable laws or regulations to be paid with respect to the amounts payable to the Consultant hereunder.

5.                                      Compensation and other benefits.  In consideration for the Consulting Services, the Company shall pay the Consultant (i) an initial lump-sum of US$ 461,650 (four hundred and sixty-one thousand, six hundred fifty U.S. dollars), within ten (10) business days after the Effective Date; and (ii) a consulting fixed fee of US$ 19,235.42 (nineteen thousand, two hundred thirty-five  dollars and forty-two cents in U.S. dollars) per month for twenty-four (24) months, payable each month within five  (5) business days after month end.  All payments hereunder shall be deposited by the Company in the bank account designated by Consultant in writing.  If any change of bank account is made by Consultant during the term of this Agreement, Consultant shall provide the Company promptly with the new US bank account number and details. Upon payment of (i) initial lump-sum; and (ii) all consulting fixed fees (i.e.; 24 monthly payments) Consultant shall not be entitled and/or have any right to claim the Company to pay any further consulting monthly fixed fee and/or any other compensation.

6.                                      Expenses.  The Company shall reimburse the Consultant for any reasonable business expenses incurred by the Consultant in connection with the performance of services described in Section 3.

7.                                      Tax Obligations. The Consultant binds himself to pay and be exclusively responsible for all taxes on the income received under this Consulting Agreement.  Consultant will provide to the Company all information required for the Company to issue a 1099 tax form to Consultant.  Further, Consultant acknowledges that he is fully and exclusively responsible with regard to all tax liabilities including penalties or fines, and expressly including actual or potential liabilities arising with the U.S.A. state or federal revenue services, arising out of payments received of any and all nature, either for employment and/or  services in connection with his role as an officer of Ingredion Incorporated, including payments received prior to the date hereof.  Consistently, Consultant expressly releases and agrees to hold harmless Ingredion Incorporated, Ingredion Argentina S.A., and/or their officers, employees, directors and related companies from any tax burden and/or liability and/or defense, including but not limited to litigation expenses, other assessments, fines, penalties, and/or interest.

8.                                      Confidentiality.  The Consultant shall not, at any time during or after the Consulting Period, make use of or disclose, directly or indirectly, any (i) trade secret or other confidential or secret information of the Company or of any of its subsidiaries or (ii) other technical, business, proprietary or financial information of the Company or of any of its subsidiaries not available to the public generally or to the competitors of the Company or to the competitors of any of its subsidiaries (“Confidential Information”), except to the extent that such Confidential Information (a) becomes a matter of public record or is published in a newspaper, magazine or periodical or in any other media available to the general public, other than as a result of any act or omission of the Consultant, (b) is required to be disclosed by any law, regulation or order of any court or regulatory commission, department or agency, provided that the Consultant gives prompt notice of such requirement to the Company to enable the Company to seek an appropriate protective order, or (c) is necessary to perform properly the Consultant’s duties under this Agreement.  Promptly following the termination of the Consulting Period, the Consultant shall surrender to the Company all records, memoranda, notes, plans, reports, other documents and data, whether in tangible or electronic form, which constitute Confidential Information which he may then possess or have under his control (together with all copies thereof).

9.                                      Noncompetition; Nonsolicitation.

(a)                                 The Consultant agrees that during the Consulting Period and for a period of one year thereafter he shall not in any manner, directly or indirectly, through any person, firm or corporation, alone or as a member of a partnership or as an officer, director, stockholder, investor or employee of or consultant to any other corporation or enterprise or otherwise, engage or be engaged, or assist any other person, firm, corporation or enterprise in engaging or being engaged, in any business, in which the Consultant was involved or had knowledge, being conducted by, or contemplated by, the Company or any of its subsidiaries during the Consulting Period in any geographic area in which the Company or any of its subsidiaries is then conducting such business.  Without limiting the foregoing, Consultant shall not, directly or indirectly, other than on Ingredion’s  behalf, participate or become involved as an owner, partner, member, director, officer, employee, or consultant, or otherwise enter into any business relationship, with any individual or entity anywhere in the world that develops, produces, manufactures, sells, or distributes starch, sweetener, or other products produced or marketed by Ingredion or that could be used as a substitute for such products including, but not limited to, Tapioca, Manioc, Yucca, Rice or Potato starches, flours, syrups, and sweeteners; Dextrose, Stevia-based or other high intensity sweeteners, Glucose, Polyols, HFCS, High Maltose syrup, and Maltodextrin sweeteners; Prebiotics; Omega-3; Plant derived calcium and minerals; Inulin fibers; Resins used in adhesives and fragrances; Corn oil; Gluten protein; and Caramel Color, and specifically including but not limited to the following entities that manufacture such or similar products:  ADM, Cargill, Bunge, Roquette, Penford, Staley, Tate & Lyle, Avebe, Arcor, Bunge, Tereos/Syral, CP Kelco, and Halotek, including subsidiaries or divisions thereof or any entity which succeeds to the relevant business.

(b)                                 The Consultant further agrees that during the Consulting Period he shall not (i) in any manner, directly or indirectly, induce or attempt to induce any employee of the Company or any of its subsidiaries to terminate or abandon his or her employment for any purpose whatsoever or (ii) in connection with any business to which

Section 9(a) applies, call on, service, solicit or otherwise do business with any customer of the Company or any of its subsidiaries.

(c)                                  Consultant further acknowledges that his compensation hereunder encompasses the non-competition covenant agreed herein.

10.                               Jurisdiction.  Any dispute or controversy between the Company and the Consultant, whether arising out of or relating to this Agreement, the breach of this Agreement, or otherwise, shall be settled before the courts of Buenos Aires, Argentina with competent jurisdiction.

11.                               Enforcement.  The parties hereto agree that the Company and its subsidiaries would be damaged irreparably in the event that any provision of Sections 8 and 9 of this Agreement were not performed in accordance with its terms or were otherwise breached and that money damages would be an inadequate remedy for any such nonperformance or breach.  Accordingly, the Company and its successors and permitted assigns shall be entitled, in addition to other rights and remedies existing in their favor, to an injunction or injunctions to prevent any breach or threatened breach of any of such provisions and to enforce such provisions specifically (without posting a bond or other security).  The Consultant agrees that he will submit himself to the personal jurisdiction of the courts of Buenos Aires, Argentina in any action by the Company to enforce an award against him or to obtain interim injunctive or other relief pending decision.

12.                               Representations.  The Consultant represents and warrants to the Company that the execution, delivery and performance of this Agreement by the Consultant does not and will not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which the Consultant is a party or by which he is bound.

13.                               Survival.  Sections 8 and 9 of this Agreement shall survive and continue in full force and effect in accordance with their respective terms, notwithstanding any early termination of the Consulting Period.

14.                               Notices.  All notices, requests or other communications provided for in this Agreement shall be made, if to the Company, to Senior Vice President Human Resources, Ingredion Incorporated, 5 Westbrook Corporate Center, Westchester, Illinois  60154  U.S.A., fax +1-708-551-2895, and if to the Consultant, to the Consultant’s address, Rondeau 1247, Becar (1643), Buenos Aires, Argentina.  All notices and other communications required or permitted hereunder shall be in writing and shall be deemed given when (i) delivered personally or by overnight courier, or (ii) sent by facsimile, with the confirmatory copy delivered by overnight courier to the address of such party pursuant to this Section.

15.                               Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision of this Agreement or the validity, legality or enforceability of such provision in any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

16.                               Entire Agreement.  This Agreement constitutes the entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or between the parties, written or oral, which may have related in any manner to the subject matter hereof.

17.                               Successors and Assigns.  This Agreement shall be enforceable by the Consultant and his heirs, executors, administrators and legal representatives, and by the Company and its successors and assigns.

18.                               Governing Law.  This Agreement shall be governed by and construed and enforced in accordance with the laws of Argentina.

19.                               Amendment and Waiver.  The provisions of this Agreement may be amended or waived only by the written agreement of the Company and the Consultant, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.

20.                               Counterparts.  This Agreement may be executed in two counterparts, each of which shall be deemed to be an original and both of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

INGREDION INCORPORATED

By:

/s/ Diane J. Frisch
Diane J. Frisch
Senior Vice President, Human Resources

Accepted:

/s/ Julio dos Reis
Julio dos Reis

Witnesses:	Witnesses:

1.	2.